Exhibit 99.1

AUC Acquisition Holdings, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

September 30 and December 31,	2018	2017

Assets

Current assets
Cash and cash equivalents	$628,115	$383,587
Restricted cash held in escrow	100,000	100,000
Rentals and contracts receivable	2,093,526	1,963,645
Current portion of financing receivables	767,361	1,059,593
Costs and estimated earnings in excess of billings on uncompleted contracts	955,796	1,472,273
Inventory	962,081	449,835
Prepaid federal income tax	397,692	397,692
Prepaid and other assets	229,281	194,154
Due from prior owner	147,695	147,695

Total current assets	6,281,547	6,168,474

Property and equipment, net	31,273,674	26,327,381

Other assets
Financing receivables, net of current portion	1,554,246	2,011,358
Costs and estimated earnings in excess of billings on uncompleted contracts	2,588,978	1,440,477
Intangible lease contracts, net of accumulated amortization of $3,298,607 and $2,462,341, respectively	5,621,572	6,457,838
Service backlog, net of accumulated amortization of $1,292,475 and $1,179,620, respectively	-	112,855
Goodwill	36,426,362	36,426,362

Total other assets	46,191,158	46,448,890

Total assets	$83,746,379	$78,944,745

See accompanying notes to the unaudited condensed consolidated financial statements.

-  1  -

AUC Acquisition Holdings, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets (Continued)

September 30 and December 31,	2018	2017

Liabilities and members' equity

Current liabilities
Accounts payable and accrued expenses	$2,707,835	$2,175,686
Retainage payable	80,509	27,181
Advance rent payments	849,735	479,257
Income tax payable	9,751	42,375
Billings in excess of costs and estimated earnings on uncompleted contracts	370,954	378,652
Acquisition escrow payable	100,000	100,000
Other note payable	-	62,856
Current maturities of notes payable	4,072,563	2,461,263

Total current liabilities	8,191,347	5,727,270

Long-term liabilities
Notes payable, net of current maturities	34,457,457	19,542,582
Subordinated debt	-	15,000,000
Lease deposits	1,647,609	1,382,665
Deferred income tax liability	3,143,593	2,504,731

Total long-term liabilities	39,248,659	38,429,978

Total liabilities	47,440,006	44,157,248

Commitments and contingencies

Members' equity	36,306,373	34,787,497

Total liabilities and members' equity	$83,746,379	$78,944,745

See accompanying notes to the unaudited condensed consolidated financial statements.

-  2  -

AUC Acquisition Holdings, LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

For the nine-month periods ended September 30,	2018	2017

Revenue
Services and contract revenue	$6,961,773	$7,327,801
Rental revenue	8,031,650	6,763,009
Interest on financed projects	143,219	174,908

Total revenue	15,136,642	14,265,718

Cost of revenue
Services and contract revenue	5,701,557	5,083,235
Rental revenue	2,839,698	2,560,816

Total cost of revenue	8,541,255	7,644,051

Gross profit	6,595,387	6,621,667

General and administrative expenses	(1,793,441)	(1,646,611)
Gain on sale of rental plant equipment	308,207	359,688

Income from operations	5,110,153	5,334,745

Other expenses
Amortization	(949,122)	(836,860)
Interest expense	(1,957,157)	(2,052,216)

Total other expenses	(2,906,279)	(2,889,076)

Income before income tax benefit	2,203,874	2,445,669

Income tax expense	(684,998)	(930,235)

Net income	$1,518,876	$1,515,434

See accompanying notes to the unaudited condensed consolidated financial statements.

-  3  -

AUC Acquisition Holdings, LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Changes in Members’ Equity

	Common	Preferred	Retained
For the nine-month period ended September 30, 2018	Units	Units	Earnings	Total

Balance, January 1, 2018	$3,098	$30,996,902	$3,787,497	$34,787,497

Net income	-	-	1,518,876	1,518,876

Balance, September 30, 2018	$3,098	$30,996,902	$5,306,373	$36,306,373

	Common	Preferred	Retained
For the nine-month period ended September 30, 2017	Units	Units	Earnings	Total

Balance, January 1, 2017	$3,098	$30,996,902	$400, 635	$31,400,635

Net income	-	-	1,515,434	1,515,434

Balance, September 30, 2017	$3,098	$30,996,902	$1,916,069	$32,916,069

See accompanying notes to the unaudited condensed consolidated financial statements.

-  4  -

AUC Acquisition Holdings, LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

For the nine-month periods ended September 30,	2018	2017

Operating activities
Net income	$1,518,876	$1,515,434
Adjustments to reconcile net income to net cash provided by operating activities
Deferred tax liability	638,862	860,576
Depreciation	2,515,835	2,296,828
Amortization	949,122	836,860
Deferred loan costs amortized to interest expense	194,087	47,351
Gain on sale of rental plant equipment	(308,207)	(359,688)
Construction revenues funded by financing receivables	(320,488)	(248,807)
Change in operating assets and liabilities
Rentals and contracts receivable	(129,881)	772,023
Costs and estimated earnings in excess of billings on uncompleted contracts	(632,024)	(1,907,715)
Inventory	(4,977)	4,297
Prepaid and other assets	(35,128)	(2,649)
Accounts payable and accrued expenses	532,149	433,424
Retainage payable	53,328	(37,618)
Advance rent payments	370,478	99,271
Income tax payable	(32,625)	(11,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	(7,698)	(93,019)
Lease deposits	264,945	226,353

Net cash provided by operating activities	5,566,654	4,431,921

Investing activities
Purchases of property and equipment	(8,638,443)	(4,234,815)
Proceeds from the sale of property and equipment	1,093,666	621,702
Payments received on financing receivables	1,069,831	666,856

Net cash used in investing activities	(6,474,946)	(2,946,257)

See accompanying notes to the unaudited condensed consolidated financial statements.

-  5  -

AUC Acquisition Holdings, LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows (Continued)

For the nine-month periods ended September 30,	2018	2017

Financing activities
Repayments on subordinated debt, net	$(15,000,000)	$(293,643)
Proceeds from borrowings on notes payable to bank	18,600,000	443,011
Repayments on notes payable to bank	(2,435,048)	(1,650,000)
Payment of deferred loan costs	(12,132)	(5,188)

Net cash provided by (used) in financing activities	1,152,820	(1,505,820)

Net change in cash and cash equivalents and restricted cash	244,528	(20,156)

Cash and cash equivalents and restricted cash, beginning of period	483,587	880,449

Cash and cash equivalents and restricted cash, end of period	$728,115	$860,293
Components of total cash for the periods presented in the unaudited condensed consolidated statement of cash flows are as follows:
Cash and cash equivalents	$628,115	$510,293
Restricted cash held in escrow	100,000	350,000
	$728,115	$860,293

Supplemental cash flow information

Cash paid for interest	$1,812,859	$2,012,191

Cash paid for income taxes	$94,624	$64,122

Supplemental disclosure of noncash operating, investing and financing activities

Property and equipment financed with debt	$116,412	$555,989

Net transfers between inventory and property and equipment	$(507,269)	$240,020

Transfer of costs and estimated earnings in excess of billings on uncompleted contracts to financing receivables	$-	$525,468

See accompanying notes to the unaudited condensed consolidated financial statements.

-  6  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1: ORGANIZATION

AUC Acquisition Holdings, LLC (individually, “AUC Acquisition”, and collectively with its subsidiaries, the “Company”) was incorporated in the state of Delaware on September 14, 2015.  AUC Acquisition wholly owns AUC Holdings Corp. (“AUC Holdings”).  AUC Holdings wholly owns (i) the limited partnership interests in AUC Group, L.P. (“AUC LP”), a Texas limited partnership, (ii) AUC Management, L.L.C. (“AUC LLC”), a Texas limited liability company and the general partner of AUC LP, and (iii) Carl R. Baker, Inc., dba Gaylord Investment Company and Gaylord Environmental (“Gaylord”), a Texas corporation.  The Company designs, fabricates and installs wastewater treatment plants which may be sold to customers for cash or pursuant to financing arrangements. The Company also leases owned plants to customers for a contractual term and provides contract services for general site development and installation of the wastewater treatment plants.  The Company’s customers are municipal utility districts, government units or developers.

The Company is managed by a Board of Managers selected in accordance with the AUC Acquisition LLC Agreement (the “LLC Agreement”) and members are generally unable to bind the Company.  Except as may be required by law or expressly provided in the LLC Agreement, no member shall be personally liable for the liabilities or debts of the Company or be required to lend or contribute funds to the Company.  The Company shall continue in existence in perpetuity.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the unaudited condensed consolidated financial statements.  The unaudited condensed consolidated financial statements and notes are the representations of management, who is responsible for their integrity and objectivity.  The accounting policies reflect industry practices, which conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the unaudited condensed consolidated financial statements.

Basis of Accounting and Presentation

The unaudited condensed consolidated financial statements include the accounts of AUC Holdings and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, certain information and footnotes normally required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto.

In management’s opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of the Company’s unaudited condensed consolidated balance sheet as of September 30, 2018, the unaudited condensed consolidated statements of operations for the nine-months ended September 30, 2018 and 2017,  the unaudited

-  7  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

condensed consolidated statements of changes in members’ equity for the nine-months ended September 30, 2018 and 2017 and the unaudited condensed consolidated statements of cash flows for the nine-months ended September 30, 2018 and 2017. The unaudited condensed consolidated balance sheet as of December 31, 2017 was based on the audited consolidated balance sheet as of December 31, 2017.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash in banks and all highly liquid investments with original maturities of three months or less at time of purchase. Restricted cash consists of escrow amounts required by a contractual agreement set aside for the payment of amounts due to prior owners.

Revenue and Cost Recognition

The Company recognizes services and contract revenue using the percentage of completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts.  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. General and administrative costs are charged to expense as incurred, including advertising costs.  Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. Revisions in cost and revenue estimates are reflected in the accounting period in which facts that require the revision become known.  If estimated total cost on a contract exceeds estimated total revenue on that contract, the Company recognizes the loss currently.

The length of the Company’s contracts varies but are typically less than one year.  Therefore, assets and liabilities are generally classified as current because the contract related items in the unaudited condensed consolidated balance sheet have realization and liquidation periods not extending beyond one year, except as described in Notes 4 and 5.  The asset, “Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts,” represents revenue recognized in excess of amounts billed. The liability, “Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts” represents billings in excess of revenue recognized.

The Company recognizes rental revenue from leasing activities on a straight-line basis over the respective lease terms.  Rents received in advance of the lease period are recorded as advance rent payments.  Deposits received under leasing arrangements are reflected as a lease deposit liability in the accompanying unaudited condensed consolidated financial statements.

In certain circumstances, lease payments due from customers include components for the financing of Company services and the lease rental of the plant equipment.  In all such cases, the services are completed prior to the rent commencement of the lease.  Revenue from the services is recognized following the percentage of completion method or upon completion if minimal time is required to complete the project. The revenue from the two components is allocated between the service component and the lease rental based on management’s estimate of the relative values of such activities at the inception of the contract.  Cancellation or termination provisions are delineated in normal contract provisions and do not differ from those where services and leasing activities are separately contracted.

-  8  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Interest from financing receivables is recognized by the interest method using a constant periodic rate over the financing period.  Accrual of interest income is suspended if credit quality indicators suggest full collection of principal and interest is doubtful.

Allowance for Doubtful Accounts

The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance when collection becomes doubtful.  Allowances are made based upon a specific review of all outstanding invoices.  Any receivables determined to be uncollectible are charged against the allowance. As of September 30, 2018 and December 31, 2017, no allowance was considered necessary for rentals, contracts and financing receivables.  During the nine-month periods ended September 30, 2018 and 2017, the Company incurred no bad debt expense.

Credit Quality of Financing Receivables

Financing receivables are principally with municipal utility districts and are current with respect to payments.  Financing receivables are considered past due if payment is not made within 30 days of the date due.  Receivables are considered nonperforming and are moved to nonaccrual status once it is likely that the Company will not collect all of the principal and interest contractually required by the financing agreement.  None of the financing receivables are on nonaccrual status at September 30, 2018 and December 31, 2017.

The Company monitors the credit quality of its financing receivables by monitoring the payment history of each debtor or through direct communication with the respective municipal utility district’s attorney regarding when payment will be expected.

Inventory

Inventory consists principally of equipment parts used to fabricate wastewater treatment plants.  Inventory is stated at the lower of actual cost based on the specific identification method or net realizable value.

Property and Equipment

Property and equipment are stated at acquisition cost. The Company provides for depreciation utilizing the straight-line method over estimated useful lives ranging from three to ten years. Expenditures for additions, major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged against income as incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income from operations.

Property and equipment are reviewed for impairment whenever events or circumstances indicate the recorded cost may not be recoverable. Management believes no impairment has occurred with respect to property and equipment at September 30, 2018 and December 31, 2017.

Goodwill and Intangible Assets

Goodwill represents the excess of the fair value of consideration transferred to acquire an entity over the fair value of the identifiable net assets acquired. Goodwill has an indefinite life and is not amortized; however, goodwill is

-  9  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

subject to an impairment assessment at least annually. The Company has assessed various qualitative factors to determine whether it was necessary to perform a goodwill impairment test. If, from an evaluation of these qualitative factors, it was determined that it was more likely than not that the fair value of the reporting unit was less than the carrying value of goodwill, an impairment test would be performed. Based on the results of the assessment, the Company concluded that the more likely than not criteria was not met and no impairment testing was necessary for the nine-month periods ended September 30, 2018 and 2017.

The Company’s identifiable intangible assets consist of lease contracts and service backlog. Identifiable intangible assets with defined lives are amortized over their useful lives, with no residual value. The Company has no identifiable intangible assets with indefinite lives.

Management of the Company reviews intangible assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. There was no impairment for the nine-month periods ended September 30, 2018 and 2017.

Deferred Loan Costs

Deferred loan costs and related amortization expense are included in the unaudited condensed consolidated statements of operations. The unamortized costs are a direct deduction from the face amount of the debt. Deferred loan cost amortization is included with interest expense in the unaudited condensed consolidated statements of operations.

Deferred loan costs are amortized to interest expense using the effective interest method. Amortization of deferred financing costs totaled $194,087 and $47,351 during the nine-month periods ended September 30, 2018 and 2017, respectively.

Fair Value Considerations

The Company uses fair value to measure financial assets and liabilities and nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the unaudited condensed consolidated financial statements on a recurring basis (at least annually).  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  The fair value hierarchy established and prioritized fair value measurements into three levels based on the nature of the inputs.  The hierarchy gives the highest priority to inputs based on market data from independent sources (observable inputs-Level 1) and the lowest priority to a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (unobservable inputs-Level 3).

The fair value option allows entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value that are not otherwise required to be measured at fair value.  If an entity elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings.  The Company did not elect the fair value option for the measurement of any eligible assets or liabilities.

-  10  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The Company’s financial instruments (primarily cash and cash equivalents, receivables, payables and debt) are carried in the accompanying unaudited condensed consolidated balance sheets at amounts which reasonably approximate fair value.

Income Taxes

AUC Acquisition is a limited liability company recognized as a partnership for income tax purposes. Accordingly, federal income taxes on taxable income of AUC Acquisition is payable by the members individually and no provision for federal income taxes is included in the accompanying unaudited condensed consolidated financial statements.

AUC Holdings, AUC LP and Gaylord are considered “C” corporations and use the liability method of accounting for income taxes.  Deferred income taxes are recognized based on the differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income tax represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

AUC Holdings, AUC LP and Gaylord are subject to Texas franchise tax, commonly referred to as the Texas margin tax, for the nine-month periods ended September 30, 2018 and 2017. Accordingly, a provision and liability for state income tax has been included in the accompanying unaudited condensed consolidated financial statements.

Amounts due from prior owner as of September 30, 2018 and December 31, 2017 represent the estimated amount of federal and state income taxes payable by AUC Holdings for periods prior to its acquisition by AUC Acquisition on October 16, 2015.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties.  Accordingly, only those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities are recognized.  The Company‘s management has reviewed the Company’s tax positions and determined there were no significant outstanding or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its unaudited condensed consolidated financial statements. The Company’s evaluation was performed with respect to itself and the predecessor tax activities of AUC Holdings, as applicable, for the tax periods ended December 31, 2014 through September 30, 2018 for U.S. Federal and applicable states, the tax periods which principally remain subject to examination by major tax jurisdictions as of September 30, 2018.  Any liability associated with tax uncertainties of AUC Holdings prior to the acquisition by AUC Acquisition are subject to indemnification by the prior owners.

Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities

-  11  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Financial Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued ASU 2016‐02, Leases (Topic 842), the new standard on lease accounting. Under the new ASU, lessees will recognize lease assets and liabilities on their balance sheet for all leases with terms of more than 12 months. The new lessee accounting model retains two types of leases and is consistent with the lessee accounting model under existing accounting principles generally accepted in the United States of America. One type of lease (finance leases) will be accounted for in substantially the same manner as capital leases are accounted for today. The other type of lease (operating leases) will be accounted for (both in the income statement and statement of cash flows) in a manner consistent with today’s operating leases. Lessor accounting under the new standard is fundamentally consistent with existing U.S. GAAP.

Lessees and lessors would be required to provide additional qualitative and quantitative disclosures to help financial statement users assess the amount, timing and uncertainty of cash flows arising from leases. These disclosures are intended to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an organization’s leasing activities.

For non‐public entities, the final leases standard will be effective for fiscal years beginning after December 15, 2019, and interim periods thereafter. Early application is permitted. Management has not early adopted, nor evaluated the impact on future accounting periods.

FASB issued ASU 2014‐09, Revenue from Contracts with Customer (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued updated guidance with ASU 2015‐14 and deferred the effective date of ASU 2014‐09 by one year. The guidance in ASU 2014‐09 is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods.

In March 2016, the FASB issued an ASU that further clarifies guidance under ASU 2014‐09 with respect to principal versus agent considerations in revenue from contracts with customers. In the second quarter of 2016, the FASB issued two ASUs that provide additional guidance when identifying performance obligations and licenses as well as allowing for certain narrow scope improvements and practical expedients. In May 2017, the FASB issued an ASU that provides guidance on the identification of the customer in a service concession arrangement. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective).

The impacts of the adoption on the Company’s primary sources of revenue and related costs are as follows:

Services and contract revenue. Services and contract revenue includes services related to the construction of wastewater treatment plants, which includes both equipment sales and installation services, and installation services related to the leasing of modular wastewater treatment plants. For the construction of wastewater treatment plants, the Company has historically accounted for these contracts on a percentage of completion basis as services are performed. Revenue recognition begins as costs are incurred on the construction of the wastewater treatment plant,

-  12  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

which is typically prior to the delivery of the equipment to the customer site. Under ASC 606, the Company determined that the equipment sales and installation services are considered a single performance obligation as the installation services are not considered distinct in the context of the agreement and are integral to the functionality of the equipment. Revenues for the construction of wastewater treatment plants is recognized as revenue as the construction is performed, using the input method, which typically begins once the equipment is delivered to the customer site, which is the point at which control of the wastewater treatment plant construction has been transferred to the customer.  As a result, the timing of revenue recognition under ASC 606 will commence at a later date than under the previous revenue recognition standard.

Installation services related to the leasing of modular wastewater treatment plants can be both embedded within a lease agreement or explicit in a separate contract with a third party. For contracts where the installation services are embedded within a lease agreement, the Company has historically allocated the revenue under the contract based on the relative fair value of the installation services and lease of equipment. The Company determined the installation services were a non-lease component of the contract with revenues being recognized on a percentage of completion basis as services are performed. Long-term receivables, which were established for the revenue recognized for the non-lease component, were amortized over the lease term as the cash from the customer was received and allocated. Revenues allocated to the lease component were recognized over the lease term. Under ASC 606, the Company determined the installation services embedded within a lease agreement, which are performed prior to lease commencement, do not meet the definition of a separate performance obligation as the services are not capable of being distinct within the context of the agreement. As a result, the Company will account for the installation services as a component of the lease and revenues for the entire contract, including both the installation and lease of equipment, will be recognized on a straight-line basis over the lease term.

Contract Costs. Historically, AUC has not recognized initial direct costs for contracts. Upon the adoption of ASC 606 and the conclusions reached with respect to installation services embedded within a lease agreement, the costs related to the installation services were determined to be an initial direct cost of the contract and, as a result, should be deferred and amortized over the initial term of the lease. The initial direct costs generally include contracted services, direct labor, materials, and allocable overhead directly related to resources required to install the related wastewater treatment equipment.

NOTE 3:  RENTALS AND CONTRACTS RECEIVABLE

Rentals and contracts receivable consisted of the following:

September 30 and December 31,	2018	2017
Rentals receivable	$67,389	$283,274
Billed:
Contracts receivable	1,560,793	1,187,318
Retainage receivable	465,344	493,053

	$2,093,526	$1,963,645

-  13  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Future minimum rental income to be received under non-cancellable operating leases are as follows:

Periods ending December 31,
2018	$1,821,729
2019	6,365,871
2020	5,293,696
2021	3,887,236
2022	2,036,516
Thereafter	959,352

$20,364,400

Future minimum rental and contracts receivable include projects where an expected commencement date can be estimated, but exclude those with a currently indeterminate commencement date.  Substantially all leases have automatic renewal provisions subject to lessee cancellation prior to the end of the current lease term.

Credit risk associated with outstanding receivables is measured on an individual contract basis.  To reduce the potential for risk concentration, the Company, to the extent possible, ascertains that funds have been escrowed and are available for payment before entering into an agreement.  In the event of nonpayment or dispute, the Company has contractual rights and remedies available to collect amounts due.  Furthermore, a mechanics lien can be filed against the property in most cases on a basis consistent with industry practice and state law.

NOTE 4:  FINANCING RECEIVABLES

The Company finances the sale of wastewater treatment facilities to various customers and, in certain situations, installation fees, under agreements with monthly payments at an implicit interest rate due to the Company. The financing receivables have varying effective interest rates ranging from 6.5% to 10% and terms ranging from four to five years. In the event of nonperformance, the Company has the right to remove and retain ownership of the wastewater treatment facilities.

NOTE 5: UNCOMPLETED CONTRACTS

Information on uncompleted contracts is summarized as follows:

September 30 and December 31,	2018	2017
Costs incurred on uncompleted contracts	$5,895,415	$5,208,340
Estimated earnings	2,575,488	1,949,715
	8,470,903	7,158,055
Less: billings to date	5,297,083	4,623,957

	$3,173,820	$2,534,098

-  14  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Uncompleted contracts are included in the accompanying unaudited condensed consolidated balance sheets as follows:

September 30 and December 31,	2018	2017
Costs and estimated earnings in excess of billings on uncompleted contracts	$3,544,774	$2,912,750
Billings in excess of costs and estimated earnings on uncompleted contracts	(370,954)	(378,652)

	$3,173,820	$2,534,098

Certain uncompleted contracts are expected to be realized through long term financing receivables or otherwise billed and collected after one year.  Cost and estimated earning in excess of billings classified as a long-term asset was $2,588,978 and $1,440,477 as of September 30, 2018 and December 31, 2017, respectively.

NOTE 6: DEBT

Bank Loan Agreement

AUC Holdings has various loan agreements with a financial institution (the “Loan Agreement”) that provide for a $22 million term loan, a $5 million guidance line of credit and a $1 million revolving line of credit as of December 31, 2017.  As a result of an amendment in November 2017, borrowings under the initial guidance line of credit ceased and were converted to a term note (the “Guidance Term Note”) and a new $5 million guidance line of credit was provided.

The $22 million term loan is repayable in monthly installments of principal of $183,333 plus interest with the balance due at final maturity in November 2021.  Amounts borrowed under this agreement bear interest at a rate equal to the 1-month LIBOR plus 2.50% to 2.75%, depending upon the company’s leverage ratio, as defined by the Loan Agreement (4.58% as of September 30, 2018).  The balance due under the term loan totaled $17,966,666 and $19,616,667 as of September 30, 2018 and December 31, 2017, respectively.

The Guidance Term Note is repayable in fixed monthly payments of principal and interest based on a 120-month amortization period through maturity in November 2021.  Interest is payable at a fixed annual rate of 4.25% (4.25% at September 30, 2018). As of September 30, 2018 and December 31, 2017, $2,446,836 and $2,612,633, respectively, was due under the Guidance Term Note.

The new $5 million guidance line of credit is used to finance the acquisition or construction of wastewater treatment plants and draws are available from February 2018 to February 2019.  Any borrowings under the guidance line of credit bear interest only payments due monthly through March 2019.  Thereafter, principal and interest is due in monthly payments based on a 120-month amortization period through maturity in February 2023, at which time any remaining balance is due. This guidance line of credit accrues interest at a rate equal to the 1-month LIBOR plus 2.75% (4.83% at September 30, 2018). The balance due under the guidance line of credit totaled $3,600,000 as of September 30, 2018. No amounts were borrowed under the guidance line of credit as of December 31, 2017.

In 2017, the Company amended the revolving line of credit to extend its maturity to November 2018. The amount available to the Company under this revolving line of credit is for working capital and in support of letters of credit

-  15  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

up to a maximum of $1 million. In May 2018, the line of credit was reduced to $250,000. Interest only on amounts outstanding is payable monthly through final maturity, at which time all amounts are due.  The interest accrues at the rate of 1-month LIBOR plus 2.75% (4.83% at September 30, 2018).  No amounts were borrowed under the revolving line of credit as of September 30, 2018 and December 31, 2017.

Pursuant to the Loan Agreement, the Company was required to refinance its subordinated loan during 2018 or otherwise extend the term of the subordinated loan. The Company and the bank entered into an amendment to the Loan Agreement on May 3, 2018 that provides a term loan for $15 million to refinance the subordinated debt.  The new term loan is payable in monthly principal installments ranging from $125,000 to $250,000 through maturity in May 2023.  Amounts borrowed under this agreement bear interest at a rate equal to the 1-month LIBOR plus 2.50% to 2.75%, depending upon the Company’s leverage ratio, as defined by the Loan Agreement (4.83% as of September 30, 2018).  As of September 30, 2018, $14,500,000 was due under this term loan.

Debt is summarized as follows:

September 30 and December 31,	2018	2017

Term loans	$34,913,502	$19,616,667
Guidance term note and guidance line of credit	3,600,000	2,612,633
Other	116,678	-
	38,630,180	22,229,300
Less: Unamortized deferred loan costs	(100,160)	(225,455)
	38,530,020	22,003,845
Less: Current portion	(4,072,563)	(2,461,263)

Notes payable, net of current portion	$34,457,457	$19,542,582

Future maturities of the term, guidance term and other notes are as follows:

Periods ending December 31,
2018	$1,031,703
2019	4,208,807
2020	4,500,360
2021	17,813,888
2022	2,985,047
Thereafter	8,090,375

$38,630,180

Subordinated Loan Agreement

During 2017, the Company also maintained a $15 million senior subordinated loan from a member.  This loan was subordinate to amounts borrowed pursuant to the Loan Agreement.  Interest was payable monthly through maturity in April 2021, at which time all amounts were due. Interest accrued at a per annum rate equal to 12%, however, on the date of each scheduled payment of interest in respect of the subordinated loan, the borrowers were only

-  16  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

required to pay in cash an amount of interest equal to 10% per annum and the remaining 2%, if not paid, accrued on the unpaid principal balance and payment was deferred until maturity date.  The balance due under the subordinated loan totaled $15,000,000 as of December 31, 2017.  In May 2018, the senior subordinated loan was paid in full by a term note with the Company’s financial institution lender.  Interest on the subordinated note for the nine-month periods ended September 30, 2018 and 2017 approximated $0.5 million and $0.8 million, respectively. The subordinated loan was secured by a second priority lien on substantially all assets of the Company and guarantees by AUC Acquisition, AUC Holdings, AUC LP, AUC LLC and Gaylord.

Compliance

The Loan Agreement required AUC Holdings to comply with certain financial covenants, including a maximum leverage ratio and a minimum debt service coverage ratio.  As of September 30, 2018, AUC Holdings was in compliance with those covenants.

Other Note Payable

The Company has a note payable to Ford Motor Credit Company for $62,856 as of December 31, 2017.  This note is secured by a vehicle and payable in monthly installments.  The note was fully repaid in 2018 and, accordingly, is classified as a current liability.

NOTE 7: INCOME TAXES

The provision for income tax consisted of the following components:

For the nine-months ended September 30,	2018	2017
Current
Federal	$-	$-
State	62,000	54,000
Deferred - federal	622,998	876,235

Total income tax expense	$684,998	$930,235

On December 22, 2017, the United States enacted tax reform legislation known as the H.R. 1, commonly referred to as the “Tax Cuts and Jobs Act” (“TCJ Act”), resulting in significant modifications to existing law. Among other changes, the TCJ Act permanently lowers the corporate federal income tax rate to 21% from the existing maximum rate of 35% effective for tax years beginning after December 31, 2017. As a result of the reduction of the corporate federal income tax rate, net deferred tax assets were revalued as of December 31, 2017 and the Company recorded an income tax benefit of approximately $1.5 million  related to the TCJ Act in December 2017. The other provisions of the TCJ Act are not expected to have a material impact on the unaudited condensed consolidated financial statements.

NOTE 8: RELATED PARTY TRANSACTIONS

During 2018, the Company leased nine wastewater plants to an entity that is partially owned by a member.  The operating leases generated rental revenue of $297,000 for the nine-month period ended September 30, 2018.

-  17  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Additionally, the related entity has prepaid rent for $33,000 on these leases as of September 30, 2018, which is included in advance rent payments in the unaudited condensed consolidated balance sheets.  As of September 30, 2018, there were no lease deposits held for the related party leases.

During 2017, the Company leased nine wastewater plants to an entity that is partially owned by a member.  The operating leases generated rental revenue of $330,725 for the nine-month period ended September 30, 2017.  Additionally, the related entity has prepaid rent for $33,000 on these leases as of December 31, 2017, which is included in advance rent payments in the unaudited condensed consolidated balance sheets.  As of December 31, 2017, the Company held lease deposits of $50,336 for the related party leases.

NOTE 9: CONCENTRATIONS

Financial instruments that subject the Company to concentrations of credit risk include cash and cash equivalents and receivables.  At various times during the year, the Company has bank deposits significantly in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits.  Management believes any credit risk is low due to the overall financial strength of the financial institution.

For the nine-month period ended September 30, 2018, one customer accounted for 10% of the Company’s total revenue for services and contracts.  For the nine-month period ended September 30, 2017, two customers accounted for 30% of the Company’s total revenue for services and contracts.   Three customers accounted for approximately 42% of total contracts receivable at September 30, 2018.  One customer accounted for approximately 15% of total contracts receivable at December 31, 2017.

Two vendors accounted for approximately 40% of total accounts payable at September 30, 2018.  One vendor accounted for approximately 17% of total accounts payable at December 31, 2017.

NOTE 10: COMMITMENTS

Employment and Non-Compete Agreements

The Company has employment agreements with two key employees expiring through October 2018. Under these agreements each of the key employees are to be employed and compensated in accordance with the terms set forth in each agreement.  Pursuant to separate non-compete agreements, these employees are restricted from certain activities as defined in the agreements for a minimum period of five years, or one year after employment terminates, if later.

Operating Leases

The Company leases office space and a storage yard under non-cancelable operating leases that expire at various dates through April 2023. Rent expense totaled $141,437 and $128,667 for the nine-month periods ended September 30, 2018 and 2017, respectively.

-  18  -

AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Future minimum lease commitments as of September 30, 2018 are as follows:

Periods ending December 31,
2018	$45,933
2019	178,674
2020	180,085
2021	172,511
2022	74,845
Thereafter	25,112

$677,160

NOTE 11: BACKLOG

The following schedule summarizes changes in backlog on contracts.  Backlog represents the amount of revenue the Company expects to realize from uncompleted contracts in progress at period end and from contractual agreements on which work has not yet begun.

Nine-month period ending September 30, 2018 and year ended December 31, 2017	2018	2017

Balance, beginning of the period	$7,963,256	$4,525,126
Add: new contracts and contract adjustments during the period	6,593,063	13,868,022
	14,556,319	18,393,148
Less: services and contract revenue earned during the period	6,961,773	10,429,892

Balance, end of the period	$7,594,546	$7,963,256

NOTE 12: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the unaudited condensed consolidated financial statements were available for issuance on April 25, 2019. No matters were identified affecting the unaudited condensed consolidated financial statements or related disclosures that have not been disclosed below or elsewhere in these unaudited condensed consolidated financial statements.

In November 2018, all of the issued and outstanding membership interests of AUC Acquisition were acquired by AquaVenture Holdings, Inc., a wholly-owned subsidiary of AquaVenture Holdings Limited (“AquaVenture”), pursuant to a membership interest purchase agreement.  The aggregate sales price was approximately $130 million, including $128 million cash and approximately 122 thousand ordinary shares of AquaVenture, or $2 million.  At the closing of the transaction, all existing term debt and notes payable of the Company were paid off.

-  19  -